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                                                             EXHIBIT 99(a)(viii)

                        AMENDMENT TO DECLARATION OF TRUST

                         LEGG MASON TAX-FREE INCOME FUND

              CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

     We, Marc R. Duffy, Vice President and Secretary, and Kevin Ehrlich, Assistant Secretary, of Legg Mason Tax-Free Income Fund ("Trust"), hereby certify that the Trustees of the Trust adopted the following predicates and resolutions on August 8, 2002:

WHEREAS: The Board of Trustees finds that amending the Declaration of Trust of the Trust to change the number of shares required to constitute a quorum at a meeting of shareholders, as described in Article VII,
          Section 3 of the Trust's Declaration of Trust, from a majority to one-third of outstanding shares entitled to vote on a matter does not adversely affect the rights of the Trust's shareholders; and

WHEREAS: The Board of Trustees finds that amending the Declaration of Trust of the Trust to change the maximum number of days between the record date and the dates of certain events, as described in Article XI, Section 3 of the Trust's Declaration of Trust, from 60 days to 90 days does not adversely affect the rights of the Trust's shareholders; now therefore, it is hereby

RESOLVED: That pursuant to the authority contained in the Trust's Declaration of Trust, Article VIII, Section 3 of the Trust's Declaration of Trust be, and it hereby is, amended to read as follows:

          "Section 3. One-third of Shares entitled to vote in person or by proxy shall be a quorum for the transaction of business at a Shareholders' meeting, except that where any provision of law or of this Declaration of Trust permits or requires that holders of any Series shall vote as a Series, then one-third of Shares of that Series entitled to vote shall be necessary to constitute a quorum for the transaction of business by that Series. Any lesser number shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting, without the necessity of further notice. Except when a larger vote is required by any provision of this Declaration of Trust or the By-Laws, a majority of the Shares voted in person or by proxy shall decide any questions and a plurality shall elect a Trustee, provided that where any provision of law or of this Declaration of Trust permits or requires that the holders of any series shall vote as a Series, then a majority of the Shares of that Series voted in person or by proxy on the matter shall decide that matter insofar as that Series is concerned."; and be it

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FURTHER
RESOLVED: That pursuant to the authority contained in the Trust's Declaration of Trust, Article XI, Section 3 of the Trust's Declaration of Trust be, and it hereby is, amended to read as follows:

          "Section 3. The Trustees may close the stock transfer books of the Trust for a period not exceeding ninety (90) days preceding the date of any meeting of Shareholders, or the date for the payment of any dividends, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect; or in lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding ninety (90) days preceding the date of any meeting of Shareholders, or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Shares, and in such case such Shareholders and only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice, and to vote at, such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any such record date fixed as aforesaid."

Dated: September 6, 2002

                                            By:
                                               ---------------------------------
                                                    Marc R. Duffy
                                                    Vice President and Secretary


                                            By:
                                               ---------------------------------
                                                    Kevin Ehrlich
                                                    Assistant Secretary